EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Clarient, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-59276, 333-63876, 333-120248, 333-113434, and 333-128380) on Form S-8 of Clarient, Inc. of our report dated March 27, 2007 with respect to the consolidated balance sheets of Clarient, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2006, annual report on Form 10-K of Clarient, Inc.

As discussed in notes 2 and 9 to the consolidated financial statements, effective January 1, 2006, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ KPMG LLP
Costa Mesa, California
March 27, 2007